Exhibit 10.3

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is dated as of November 20, 2018, by and between I-AM Capital Acquisition Company (“I-AM” or the “Company”) and Maxim Group LLC (“Maxim”). I-AM and Maxim are each sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, on or around August 16, 2017, the Company and Maxim executed an underwriting agreement pursuant to which Maxim acted as lead managing underwriter in connection with respect to the initial public offering of common stock of the Company (the “Underwriting Agreement”); and

WHEREAS, pursuant to Section 1.3 of the Underwriting Agreement, the Company owes to Maxim $1,820,000 (USD) upon the consummation of a Business Combination;

WHEREAS, disputes have arisen regarding the obligations of the Company to pay compensation to Maxim pursuant to the Underwriting Agreement;

WHEREAS, the Parties have agreed to settle all disputes by and between them; and

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.       Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Underwriting Agreement.

2.       Payment. The Company agrees to make a cash payment to Maxim of $20,000 (USD) directly from the Trust Account upon the consummation of the Business Combination. The date of receipt of the cash payment shall be the “Effective Date.”

3.       Senior Secured Note. The Company shall execute a senior secured note in favor of Maxim Partners LLC in the amount of $1,800,000 (USD) in the form attached hereto as Exhibit A (the “Note”). The Note shall be executed by the Company as a necessary condition of Maxim’s acceptance and execution of this Agreement.

4.       Removal of Restrictive Legend. Within two (2) business days of the execution of this Agreement, the Company shall take all necessary measures to effect the removal of the restrictive legend from the share certificates evidencing Maxim Partners LLC’s ownership of 50,000 shares of Company common stock (the “Common Stock”) and Maxim’s ownership of 2,000 shares of Common Stock.

5.       Current Report. Within two (2) business days of the execution of this Agreement, the Company shall file with the Commission a Current Report on Form 8-K reflecting the contents of this Agreement.

6.       Release of Maxim. As of the Effective Date, the Company, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively the “Company Releasors”), hereby (a) releases, acquits and forever discharges Maxim and each of such its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Maxim Releasee” and collectively, the “Maxim Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Company Releasors ever had, now have or hereafter can, shall or may have against any Maxim Releasees by reason of any matter, cause or thing whatsoever arising under, related to or otherwise associated with the Underwriting Agreement or Business Combination (collectively, the “Maxim Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Maxim Released Claims. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. Each Company Releasor expressly covenants and agrees that the release granted by it in this Section 6 shall be binding in all respects upon the Company Releasors and shall inure to the benefit of the successors and assigns of the Maxim Releasees, and agrees that the Maxim Releasees shall have no further liabilities or obligations to Company Releasors under or relating to the Underwriting Agreement or Business Combination. Excluded from the foregoing mutual general releases are any claims for enforcement of this Agreement.

7.       Release of the Company. As of the Effective Date, Maxim, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively a “Maxim Releasors”), hereby (a) releases, acquits and forever discharges the Company and each of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Company Releasee” and collectively, the “Company Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Releasing Parties ever had, now have or hereafter can, shall or may have against any Released Parties by reason of any matter, cause or thing whatsoever arising under, related to or otherwise associated with the payment obligations set forth in Section 3.32 of the Underwriting Agreement (collectively, the “Company Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Company Released Claims. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. Each Maxim Releasor expressly covenants and agrees that the release granted by it in this Section 7 shall be binding in all respects upon the Maxim Releasors and shall inure to the benefit of the successors and assigns of the Company Releasees, and agrees that the Company Releasees shall have no further liabilities or obligations to Maxim Releasors under Section 3.32 of the Underwriting Agreement. Excluded from the foregoing mutual general releases are any claims for enforcement of this Agreement.

8.         Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

9.         Further Assurances. Each Party hereto agrees that, from time to time, such Party will promptly execute and deliver all such further notices, instruments, consents and documents, and take all such further action, as may be reasonably necessary to effect the agreements of the Parties hereto set forth herein.

10.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assigns. The Parties acknowledge and agree that the each such Party’s respective Released Parties are intended third party beneficiaries of this Agreement and that each of them may independently enforce the terms of this Agreement just as if they were parties.

11.       Interpretation; Entire Agreement. The provisions of this Agreement shall survive the Effective Date. This Agreement sets forth the entire agreement and understanding among the Parties and all prior or contemporaneous agreements, understandings, representations and settlements, oral or written, are merged herein. This Agreement may not be altered or amended except by a written instrument signed by all of the Parties. Any provision of this Agreement is found to be contrary to law or otherwise invalid, void or unenforceable, it shall be deemed omitted but shall not affect the remaining terms of this Agreement, which shall remain in full force and effect.

12.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any law or principles that would make this choice of law provision invalid. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.       Authorization. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he or she is authorized and empowered to execute this Agreement on behalf of, and to bind, the person or entity on whose behalf his or her signature is affixed.

Intending to be legally bound hereby, the parties executed the foregoing Settlement and Release Agreement this 20th day of November, 2018.

I-AM Capital Acquisition Company

By:	/s/ F. Jacob Cherian
Name:	F. Jacob Cherian
Title:	Chief Executive Officer

Maxim Group LLC

By:	/s/ Clifford Teller
Name:	Clifford Teller
Title:	Executive Managing Director, Investment Banking

EXHIBIT A